Exhibit 2.1

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

This Amendment No.1 (the “Amendment”) dated August 28, 2021 by and among LeMaitre Vascular, Inc., a Delaware corporation with an address at 63 Second Ave., Burlington, Massachusetts 01803 (the “Purchaser”), Anteris Technologies Ltd, an Australian limited liability company with an address at Toowong Tower, Level 3, 9 Sherwood Rd, Toowong QLD 4066 Australia (the “Parent”), Admedus Regen Pty Ltd, a proprietary limited company with a registered address at Toowong Tower, Level 3, 9 Sherwood Rd, Toowong QLD 4066 Australia (“ARPL”), Admedus Biomanufacturing Pty Ltd, a proprietary limited company with a registered address at Toowong Tower, Level 3, 9 Sherwood Rd, Toowong QLD 4066 Australia (“ABPL”), Admedus Investments Pty Limited, a proprietary limited company with a registered address at Toowong Tower, Level 3, 9 Sherwood Rd, Toowong QLD 4066 Australia (“AIPL”), Admedus (NZ) Ltd, a limited liability company with a registered address at Level 1, 50 Customhouse Quay, Wellington, 6011, New Zealand (“ANZL”), Admedus (Australia) Pty Ltd, a proprietary limited company with an address at Toowong Tower, Level 3, 9 Sherwood Rd, Toowong QLD 4066 Australia (“AAPL”), Anteris Technologies Sàrl, a Swiss company with an address at Route de Pré-Bois 20, Case postale 1877, 1215 Genève, Switzerland (“ASARL”), Admedus (Singapore) Pte. Ltd., a proprietary limited company with a registered address of 600 North Bridge Road #23-01, Parkview Square, Singapore (“ASPL”), and Anteris Technologies Corporation, a Minnesota corporation with an address at 860 Blue Gentian Road, Suite 340, Eagan, MN 55121 (“AC” and together with the Parent, ARPL, ABPL, AIPL, ANZL, AAPL, ASARL and ASPL, the “Seller Group” and each a “Member” of the Seller Group) amends that certain Asset Purchase Agreement (the “Agreement”), dated October 11, 2019 (the “Closing Date”), by and among the Purchaser and the Seller Group. All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

Whereas, since the Closing Date, Purchaser has determined that it should seek Conformité Européenne (“CE”) mark certification under the European Medical Devices Regulation (“MDR”) rather than the Seller Group, and the parties seek to amend the Agreement to reflect the decision;

In consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller Group hereby agree as follows:

1.        Amendment of Section 2.2(d). The Purchaser and the Seller Group agree that Section 2.2(d) of the Agreement is hereby replaced in its entirety by the following:

“d. $2,000,000 less the CE Deductions (as defined in Section 7.15A(xii)) (the “Third Holdback Amount” and together with the First Holdback Amount and the Second Holdback Amount, the “Holdback Amounts”) shall be paid by the Purchaser as follows: 75% of the Third Holdback Amount not later than 15 days following the Purchaser’s receipt of Conformité Européenne (“CE”) mark certification for all CardioCel Products under the European Medical Devices Regulation (“MDR”) and 25% of the Third Holdback Amount not later than 15 days following the Purchaser’s receipt of CE mark certification for all VascuCel Products under the MDR;”

3.         Amendment of Section 5.8. The Purchaser and the Seller Group agree that Section 5.8 of the Agreement is hereby replaced in its entirety by the following:

“Section 5.8.         Regulatory Matters.

a.

Transfer of Approvals. The Seller Group agrees to, and to cause its Affiliates and other business associates to, cooperate with the Purchaser following the Closing Date, at Purchaser’s expense, to transfer all Approvals to the Purchaser or its designee, to the extent legally transferable. Each Member of the Seller Group grants to the Purchaser the right to refer to the Seller Group’s regulatory filings related to the manufacture, marketing, sale and distribution of each of the Products to the extent not properly included in the Assets. Upon written request from the Purchaser, the Seller Group will supply the Purchaser with copies of such filings.

b.

CE Mark Certification under MDR.  The Purchaser shall seek in good faith to obtain CE mark certification for all Products under the MDR. The Purchaser will notify the Seller Group in writing that it has filed for CE mark certification under the MDR for any of the Products. The Seller Group and the Purchaser shall cooperate in the Purchaser’s pursuit of such CE Marks, including carrying out certain activities as agreed upon in writing between the Parties (“MDR Activities”). The Seller Group shall carry out the activities set forth on Annex A attributed to it or to any Member of the Seller Group at the Seller Group’s expense and shall cooperate with the Purchaser with any activities set forth on Annex A attributed to the Purchaser. The Purchaser shall carry out the activities set forth on Annex A attributed to it at the Seller Group’s expense and shall cooperate with the Seller Group with any activities set forth on Annex A attributed to any member of the Seller Group. As of the Amendment Date, the Purchaser is responsible for the post-market clinical follow-up registry (“PMCF Study”) for each Product, including patient enrollment into the PMCF Study and all expenses under validly assigned contracts from the date(s) of assignment until the conclusion of the PMCF Study; provided however, that amounts constituting CE Deductions will be subtracted as provided in Section 2.2(d) and therefore indirectly borne by the Seller Group. The Purchaser and the Seller Group shall cooperate to effectuate the assignment of the existing, executed contracts related to the PMCF Study listed on Annex B (“PMCF Contracts”) from the Seller Group to the Purchaser. The Seller Group shall promptly obtain the consent of the other party on the PMCF Contracts for the transfer to Purchaser. If a PMCF Contract cannot be transferred to Purchaser despite best efforts of Seller Group and Purchaser, Purchaser agrees to promptly enter into a new contract with the third party on the same or similar terms and indemnify the Seller Group for any liability for the unassigned PMCF Contract due to the Purchaser’s assumption of the PMCF Study. To the extent any contracts related to the PMCF Study are pending (“Pending Contracts”), Purchaser shall take the place of the Seller Group in negotiating the Pending Contracts, though no assurance can be given that any or all of the Pending Contracts will be executed. The Purchaser shall assume, and agrees to pay, satisfy, discharge, and perform, in accordance with their respective terms, all obligations or liabilities of any Member of the Seller Group under the PMCF Contracts accruing on or after the date of assignment. In addition to and not in replacement of all of the foregoing obligations, the Seller Group and the Purchaser shall use reasonable efforts to timely obtain CE mark certification for the Products for the Purchaser under the MDR, including in carrying out the MDR Activities, but the Seller Group and the Purchaser accept and acknowledge that timing of certification depends upon full adoption of the MDR, EU regulators, and the vendors used. As of the Amendment Date, the Purchaser is solely responsible for CE mark certification under MDR for the Products (provided, however, that the Seller Group shall undertake the MDR Activities required hereunder). The Seller Group shall bear no liability in the event the Purchaser is unable to sell any of the Products in the European Union after August 13, 2023, except to the extent due to any Member of the Seller Group’s (i) unreasonable delay, negligence, or willful misconduct or (ii) any uncured breach by any Member of the Seller Group of its obligations under this Agreement or under the Transition Services Agreement affecting the Products’ regulatory status in the European Union.

c.

TGA Approval. The Seller Group, at its own expense, shall seek in good faith to obtain approval for all Products from the Therapeutic Goods Administration in Australia by July 1, 2022. The Purchaser shall cooperate with the Seller Group in its pursuit of such approval and with regards to any existing Approvals in Australia.”

4.         Amendment of Section 7.15A. The Purchaser and the Seller Group agree that Section 7.15A of the Agreement is hereby amended by adding the following definitions as ~~a~~ new clauses (xii) and (xiii).

“(xii) the term “Amendment Date” means August 28, 2021; (xiii) the term “CE Deductions” means an amount equal to the sum of (a) all amounts incurred by the Purchaser for services provided on or prior to August 13, 2023 by Avania, BV or its affiliates (“Avania”), or any other contract research organization, in connection with the conduct and reporting of the post-market clinical follow-up associated with the Products (the “PMCF”), (b) all amounts incurred by the Purchaser for services provided on or prior to August 13, 2023 by any clinical project management consultant in connection with the PMCF, (c) all amounts incurred by the Purchaser for services or work provided on or prior to August 13, 2023 by any PMCF site, (d) all amounts paid by the Purchaser for services provided by any of the foregoing parties to the Seller Group in connection with the PMCF, (e) all amounts paid by the Purchaser to indemnify the Seller Group for any liability for any unassigned PMCF Contract due to the Purchaser’s assumption of the PMCF Study and (f) all amounts incurred by the Purchaser for incremental insurance coverage required by Avania, any other contract research organization or any site in connection with the PMCF covering the period from the Amendment Date to August 13, 2023; provided, however, that the Purchaser shall have provided to the Seller Group a schedule of all such amounts constituting the CE Deductions and, to the extent requested by the Seller Group, reasonable back-up for such amounts.”

5.	Miscellaneous.

a.

Each Party signatory hereto represents that: (i) it has the legal power and authority to execute and deliver this Amendment; (ii) the officer executing this Amendment on behalf of such Party has been duly authorized to execute and deliver the same and bind such Party with respect to the provisions hereof; and (iii) the execution and delivery hereof by such Party and the performance and observance by such Party of the provisions hereof do not violate or conflict with the organizational documents of such Party or any law applicable to such Party or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Party.

b.	Except as herein otherwise specifically provided, all provisions of the Agreement shall remain in full force and effect and be unaffected hereby.

c.

This Amendment, together with the Agreement and the other Closing Documents, integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral representations and negotiations and prior writings with respect to the subject matter hereof.

d.

This Amendment may be executed in any number of counterparts, by different Parties hereto in separate counterparts and by electronic signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized respective officers, all as of the date first written above.

PURCHASER:	LEMAITRE VASCULAR, INC.

	By:	/s/ David B. Roberts
Name: David B. Roberts Title: President

SELLER GROUP:	ANTERIS TECHNOLOGIES LTD

	By:	/s/ Wayne Paterson
Name: Wayne Paterson Title: Chief Executive Officer

ADMEDUS REGEN PTY LTD

	By:	/s/ Wayne Paterson
Name: Wayne Paterson Title: Chief Executive Officer

ADMEDUS BIOMANUFACTURING PTY LTD

	By:	/s/ Wayne Paterson
Name: Wayne Paterson Title: Chief Executive Officer

ADMEDUS INVESTMENTS PTY LTD

	By:	/s/ Wayne Paterson
Name: Wayne Paterson Title: Chief Executive Officer

ADMEDUS (NZ) LTD

By : /s/ Wayne Paterson

Name:  Wayne Paterson

Title:    Chief Executive Officer

ADMEDUS (AUSTRALIA) PTY LTD

By : /s/ Wayne Paterson

Name:  Wayne Paterson

Title:    Chief Executive Officer

ANTERIS TECHNOLOGIES SÀRL

By : /s/ Wayne Paterson

Name:  Wayne Paterson

Title:    Chief Executive Officer

ADMEDUS (SINGAPORE) PTE LTD

By : /s/ Wayne Paterson

Name:  Wayne Paterson

Title:    Chief Executive Officer

ANTERIS TECHNOLOGIES CORPORATION

By : /s/ Wayne Paterson

Name:  Wayne Paterson

Title:    Chief Executive Officer

The schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Copies of these schedules will be provided to the Securities and Exchange Commission upon request. A list appears below:

Name           Description

Annex A      Regulatory Activities

Annex B      Contracts